Exhibit 99.1
DXC Technology Announces Redemption in Full and Delisting of 1.750% Senior Notes due 2026 and Partial Redemption of 1.800% Senior Notes due 2026

Ashburn, Va., December 9, 2025 — DXC Technology Company (NYSE: DXC) (“DXC”) today announced its intention to (i) redeem all €650 million aggregate principal amount of DXC’s outstanding 1.750% Senior Notes due January 2026 (CUSIP No.: 23355L AH9, ISIN No.: XS1883245331 and Common Code: 188324533) (the “2026 Euro Notes”) and (ii) partially redeem $300 million aggregate principal amount of DXC’s outstanding 1.800% Senior Notes due September 2026 (CUSIP No.: 23355L AL0) (the “2026 USD Notes”).

DXC expects to issue notices of redemption to holders of the 2026 Euro Notes and the 2026 USD Notes on December 9, 2025.The redemption date for the 2026 Euro Notes will be December 24, 2025 (the “2026 Euro Notes Redemption Date”), and the redemption date for the 2026 USD Notes will be December 19, 2025 (the “2026 USD Notes Redemption Date”).

The redemption price for the 2026 Euro Notes will be equal to 100% of the principal amount of the 2026 Euro Notes to be redeemed, plus accrued and unpaid interest to, but not including, the 2026 Euro Notes Redemption Date. On and after the 2026 Euro Notes Redemption Date, the 2026 Euro Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the 2026 Euro Notes will cease, except for the right of holders to receive the redemption price. Following the 2026 Euro Notes Redemption Date, the 2026 Euro Notes will be delisted from the New York Stock Exchange.

The redemption price for the 2026 USD Notes called for redemption will be equal to 100% of the principal amount of the 2026 USD Notes to be redeemed, plus a make-whole premium described in the indenture governing the 2026 USD Notes, plus accrued and unpaid interest to, but not including, the 2026 USD Notes Redemption Date. Unless DXC defaults in payment of the redemption price, on and after the 2026 USD Notes Redemption Date, interest will cease to accrue on the 2026 USD Notes called for redemption.

This press release does not constitute a notice of redemption for the 2026 Euro Notes or the 2026 USD Notes. Furthermore, this press release shall not constitute an offer to sell nor a solicitation of an offer to buy any security, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT DXC TECHNOLOGY

DXC Technology (NYSE: DXC) is a leading global provider of information technology services. We are a trusted partner to many of the world’s most innovative organizations, building solutions that move industries and companies forward. Our engineering, consulting and technology experts help clients simplify, optimize and modernize their systems and processes, manage their most critical workloads, integrate AI-powered intelligence into their operations, and put security and trust at the forefront. Through innovative solutions, we help clients achieve competitive advantages in the marketplace.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” that involve numerous assumptions, risks, and uncertainties. Forward-looking statements include, among other things, statements with respect to our future financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, potential acquisitions and divestitures, competitive position, growth opportunities, effective tax rates, liquidity and capital resources, capital return strategy, plans and objectives of management, the outcome of and costs associated with regulatory and litigation matters, and other matters. DXC may also make forward-looking statements in reports filed with the Securities and Exchange Commission (the “SEC”), in materials delivered to stockholders and in press releases. In addition, the DXC representatives may from time to time make oral forward-looking statements. Forward-looking statements represent current expectations and beliefs, and no assurance can be given that the results, goals or plans described in such statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. DXC does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

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Contact
Roger Sachs, CFA, Investor Relations, +1-201-259-0801, roger.sachs@dxc.com
Christina Trejo, Corporate Communications, +1-848-702-4607, christina.trejo@dxc.com

Source: DXC Technology Company
Category: Investor Relations